Exhibit 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Amended and Restated 1995 Stock Option Plan of DepoMed, Inc. of our report dated February 21, 2003, with respect to the financial statements of DepoMed, Inc., and our report dated February 23, 2001, with respect to the financial statements of DepoMed Development, Ltd., all such reports included in the DepoMed, Inc. Annual Report (Form 10-K) for the year ended December 31, 2002, filed with the Securities and Exchange Commission.

/s/  ERNST & YOUNG LLP

Palo Alto, California

June 10, 2003